                             barnesandnoble.com llc
                                 76 Ninth Avenue
                            New York, New York 10011


                                February 22, 1999


Mr. Jeffrey Killeen
21 Woodside Lane
Westport, Connecticut  06880

Dear Mr. Killeen:

     This letter is intended to set forth our agreement regarding the termination of your employment with barnesandnoble.com llc (the "Company").

     1. Your termination was effective on February 19, 1999. Our respective obligations under this Agreement shall become effective on the date, and only if, the Release (defined below) becomes irrevocable pursuant to law (the "Effective Date").

     2. You have concurrently executed and delivered to the Company the attached General Release and Waiver (the "Release").

     3. For the twelve-month period immediately following the Effective Date, you shall continue to receive your $500,000 annual base salary (net of all applicable withholding and other customary deductions) as and when you would have received such payments if your employment with the Company had continued. However, pursuant to your written request, the Company shall make any or all remaining payments in a lump sum. The Company shall also pay you for two weeks of accrued and unused vacation time on or promptly following the Effective Date.

     4. You shall be deemed fully vested with respect to 200,000 of your 600,000 options to purchase Membership Units in the Company (which are ownership interests in the Company equivalent to shares in a corporation). Such vested options (the "Options") shall continue to have a per Unit exercise price of $12.00 per Unit based on 33,333,334 Units currently outstanding (a $400,000,000 valuation of the Company). All other options shall be forfeited and of no further force or effect.

          In the event of an initial public offering with respect to the business of the Company by an entity other than the Company, your options will be appropriately converted into options to acquire publicly traded stock of the entity going public. In addition, if the currently outstanding Units are split into an amount other than 33,333,334, the 200,000 options and the per Unit exercise price shall be similarly adjusted as per all other Company employees.

          If an initial public offering by the Company or another entity taking the Company's business public (an "IPO") is not consummated by the second anniversary of the Effective Date, the Options shall expire and be of no further force or effect. If an IPO is consummated within one year following the Effective Date, you shall have 12 months following the consummation of the IPO to exercise your options. If an IPO is consummated after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, you shall have until the later of (i) 90 days after the consummation of the IPO, or
          (ii) the second anniversary of the Effective Date.

          You shall not be required to enter into any lock-up arrangement in connection with an IPO. In all circumstances, however, if you are also selling the securities received upon any exercise of your Options, you shall not sell more than 20,000 shares in any one day. Immediately following the consummation of an IPO, you will be able to use Salomon Smith Barney, the Company's agent for purposes of employee stock option exercises, in connection with your exercise of the Options and your sale of securities received pursuant thereto (subject to the foregoing 20,000 share single-day sale limitation).

     5. The Company shall continue to pay the employer's share of your Company medical, insurance, disability and related benefits through the first anniversary of the Effective Date.

     6. For the six-month period immediately following the Effective Date, the Company shall provide you with office space (including access to a computer, a cellular and a noncellular phone, a fax machine, a copying machine, administrative support, etc.) in a place to be determined by the Company.

          You acknowledge that Spencer Stuart and other executive search firms used by the Company would ordinarily be restricted from engaging in a job search for you. However, the Company agrees to waive any and all such restrictions, and you shall be free to utilize the services of such firms at your own expense.

     7. For the 12-month period immediately following the Effective Date, without the prior written permission of the Company, you shall not, directly or indirectly, (i) enter into the employ of or render any services to any person or entity engaged in any Competitive Business (as defined below); (ii) engage in any Competitive Business for your own account; (iii) become associated with or beneficially own an interest in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity, except that you may beneficially own up to 5% of the publicly traded stock of a public company; or (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while you were employed by the Company, other than your assistant Judy Kelser.

          "Competitive Business" shall mean any e-commerce business that derives more than 50% of its revenues from bookselling, including without limitation Amazon.com and the e-commerce businesses of Borders Group and Books-a-Million.

     8. You shall maintain the confidentiality of all matters relating to the Company, its business, operations, customers and suppliers, as set forth in paragraph 10 of the Release.

     9. You acknowledge that the Company will suffer substantial damage which will be difficult to compute if you should violate any of the provisions of paragraphs 7 or 8 above, and that such provisions are reasonable and necessary for the protection of the business of the Company.

          If you commit a breach of any of the provisions of paragraphs 7 or 8 above, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by you that your obligations under paragraphs 7 and 8 above are of special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company, and that money damages will not provide an adequate remedy to the Company.

          You further acknowledge that: (i) the rights and remedies enumerated in this paragraph 9 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity; and (ii) If any provision of paragraphs 7 or 8 above is held to be unenforceable because of the scope, duration or area of applicability, the tribunal making such determination shall modify such scope, duration and/or area to give them the maximum effect permissible by law, and such provision or provisions shall then be applicable in such modified form.

     10. We shall mutually agree on the form and substance of internal (within the Company) and external (outside the Company) communications regarding the termination of your employment.

     11. In the event of your death, the benefits of this Agreement shall inure to the benefit of your legal representatives, heirs and distributees.

     If you are in agreement with the foregoing, please so indicate by signing the enclosed copy of this letter in the appropriate space below and returning it to the undersigned.

                                                 Very truly yours,

                                                 BARNESANDNOBLE.COM LLC



                                                 By:______________________
                                                       Jonathan Bulkeley, CEO

Agreed to:



----------------------------
Jeffrey Killeen

Dated:  March 10, 1999

                           GENERAL RELEASE AND WAIVER

              THIS DOCUMENT WILL AFFECT YOUR LEGAL RIGHTS, AND THE
               LEGAL RIGHTS OF OTHER PERSONS AND ENTITIES INCLUDED
               WITHIN THE DESCRIPTION OF "RELEASEE" IN PARAGRAPH 3
                                     BELOW.
              IF YOU DECIDE TO SIGN THIS DOCUMENT, YOU MUST READ IT
               CAREFULLY AND COMPLETELY, AND UNDERSTAND IT FULLY,
                                BEFORE YOU SIGN.


     1. Jeffrey Killeen ("Employee"), on his behalf and on behalf of his heirs, executors, administrators, successors and assigns (collectively, "Releasor"), hereby acknowledges and agrees that Employee's employment with barnesandnoble.com llc ("Company") terminated effective February 19, 1999.

     2. (a) Employee hereby agrees that in accordance with the terms and conditions of this Release, and after the delivery to the Company of a signed and notarized original of this Release, the expiration of seven (7) days from the signing of this Release and Employee's compliance with paragraph 7 of this Release, the Company, on behalf of itself and each Releasee, shall make the payments and provide Employee with the benefits set forth in the letter agreement to which this Release is an exhibit (the "Letter Agreement"). Such consideration shall be referred to collectively as the "Termination Consideration."

        (b) Employee acknowledges and agrees that: (i) the Termination Consideration includes benefits, monetary or otherwise, which were not earned or accrued or to which Releasor was already entitled; and (ii) any monetary or other benefits which, prior to the execution of this Release, Employee may have earned or accrued or to which Employee may have been entitled, have been paid, or such payments have been released, waived or settled by Releasor pursuant to this Release.

        (c) Employee also acknowledges that prior to or contemporaneous with his execution of this Release he received all wages and other payments, including accrued vacation pay, sick pay and bonuses if any, that may be due to him from the Company through the date of his execution of this Release.

     3. THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS YOU MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF "RELEASEE." BEFORE YOU SIGN THIS RELEASE, YOU MUST READ THIS PARAGRAPH CAREFULLY, AND MAKE SURE THAT YOU UNDERSTAND IT FULLY.

        (a) In consideration of Releasor's receipt and acceptance of the Termination Consideration from and/or on behalf of the Company, Releasor hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, managers, shareholders, members, parents, affiliates, subsidiaries, divisions, agents, attorneys and employees, in their respective capacities as such, and the current and former officers, directors, managers, shareholders, members, agents, attorneys and employees of any such parent, affiliate, subsidiary or division of the Company, in their respective capacities as such, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, "Releasee"), from or in connection with, and hereby waives and/or settles, with prejudice, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, arising directly or indirectly pursuant to or out of any aspect of Employee's employment with the Company, the payment or nonpayment of any wages or compensation, the performance of services for the Company or any Releasee or the termination of such employment or services.

        (b) Specifically, without limitation, this Release shall include and apply to any rights and/or claims: (i) arising under any contract, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans' Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York or any political subdivision thereof, including without limitation, the N.Y. Executive Law, as amended, the N.Y. Labor Law, as amended, the N.Y. Civil Rights Law, as amended, the Administrative Code of the City of New York, as amended, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iv) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, or case law; (v) for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief.

     4. This Release shall not apply to and shall not release or waive any rights or claims that Employee may have for benefits under the provisions of any pension or employee benefit plans maintained by any Releasee or Employee's rights: (a) under the Letter Agreement; (b) under this Release; and (c) to indemnification and/or payment of defense costs in any actions in which Employee is made a party or held liable as a result of work he performed for the Company that was within the scope of his duties and responsibilities.

     5. Releasor represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and Releasor agrees not to file or commence any complaint, claim, action or proceeding of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body, based upon events occurring on or prior to the date of this Release, including without limitation, with respect to any aspect of Employee's employment with the Company, the payment or nonpayment of any wages or compensation, the performance of services for the Company or any Releasee or the termination of such employment or services.

     6. By executing this Release, Releasor acknowledges that: (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) he was provided adequate time (i.e, at least twenty-one (21) days) to review it and to consider whether to sign the Release; and (c) he has been advised that he has seven (7) days following execution to revoke it ("Revocation Period").

     7. Notwithstanding anything to the contrary contained herein or in the Letter Agreement, this Release will not be effective or enforceable until the Revocation Period has expired, and the Termination Consideration is not payable and shall not be delivered or paid by the Company until the Revocation Period has expired and Employee has confirmed in writing, in the form annexed hereto as Exhibit A, that this Release has not been revoked.

     8. This Release and/or any payments made hereunder are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions. Employee, as and on behalf of Releasor, hereby represents and agrees that he shall not directly or indirectly make, and he shall not authorize any person or entity on his behalf to make: (i) any written or oral statements, suggestions or representations that any Releasee has made or implied any such admission or concession; or (ii) any written or oral negative, disparaging or adverse statements, suggestions or representations of or concerning the Company.

     9. Employee hereby represents and agrees that he has kept confidential and has not disclosed orally or in writing directly or indirectly to any person, and in further consideration of the Company's agreement to deliver the Termination Consideration and except as may be required by law in response to compulsory legal process or in a legal proceeding relating to the terms of this Release and/or of the Letter Agreement, Releasor shall keep confidential and shall not disclose orally or in writing directly or indirectly to any person (other than to Employee's attorney, accountant and immediate family, each of whom shall be directed by Employee not to disclose such information), any and all information concerning any aspect of Employee's employment with the Company, the payment or nonpayment of any regular, overtime or other wages or compensation, the performance of services for the Company or any Releasee or the termination of such employment or services, including without limitation: (a) any facts, claims or assertions relating or referring to any conduct or practices by or on behalf of any Releasee; (b) any facts, claims or assertions relating or referring to any experiences of

Employee or treatment he received by or on behalf of any Releasee during his employment through the date of this Release, which experiences or treatment could have provided a factual or legal basis for any claim of any kind in any action or proceeding before any court or administrative or arbitral body; (c) the existence or terms of this Release; and (d) the amount of any payment made hereunder. Notwithstanding the foregoing, in response to any inquiry concerning any of the foregoing or otherwise, Employee (i) has stated and may state that he voluntarily resigned his employment with the Company, that the Company has agreed to provide him with office space and that recent changes to the Company's health insurance plan made him eligible for continued participation in the group health plan at his own expense at the group rate, and (ii) may describe the positions he held and compensation he received, the job duties and functions he performed, and the dates of commencement and termination of his employment.

     10. (a) Employee hereby acknowledges that during his employment he may have acquired proprietary, private and/or otherwise confidential information ("Confidential Information," as defined and described in this sub-paragraph) concerning or relating to (i) the Company and any Releasee, (ii) any current or former employee of the Company or any Releasee, (iii) any person or entity with whom or which the Company or any Releasee transacted business during Employee's employment (iv) any person or entity with respect to whom or which the Company acquired any non-public information, and (v) any aspect of the operation of the business of the Company or any Releasee, including without limitation, all financial, operational and statistical information.

         (b) Employee hereby represents and agrees that upon execution of this
Release: (i) he has returned to the Company, and has not retained any copies of, all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information ("Confidential Materials"); (ii) he has not disclosed any Confidential Information or Confidential Materials to any person or entity without the express authorization of an authorized officer of the Company; and
(iii) in consideration of the Company's agreement to deliver the Termination Consideration pursuant to the terms of this Release and the Letter Agreement, Employee and/or any Releasor shall not disclose any Confidential Information or Confidential Materials, in any manner directly or indirectly, except as shall be required by law.

         (c) In the event that Employee and/or any Releasor receives a subpoena or any other written or oral request for any Confidential Information, Confidential Materials or any other information concerning the Company or any Releasee, Employee shall, within two (2) business days from his actual notice of the service of such subpoena or other request (i) notify the Company in writing, by fax to Jonathan Bulkeley, Chief Executive Officer of the Company (or his successor), and (ii) provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral.

         (d) Employee also represents and agrees that upon the execution of this Release he has returned to the Company all other property of the Company or any Releasee, including without limitation, any building or other identification related to Employee's employment, and all keys to all offices at 76 Ninth Avenue, New York, New York and any other premises under the management or control of any Releasee.

     11. Employee will comply with all reasonable requests from the Company for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Employee's employment with the Company, including without limitation, consulting with the Company's employees and attorneys with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind, and in connection with the transition of on-going matters to other employees of the Company. The Company agrees to promptly reimburse Employee for all expenses incurred in connection with compliance with his obligations under this paragraph.

     12. Releasor agrees to execute any other writings and/or documents consistent with this Release and/or the Letter Agreement and reasonably necessary to effectuate the terms of this Release and/or the Letter Agreement, and further agrees to appear in any court or other tribunal upon thirty (30) business days' notice if such appearance is necessary to effectuate the terms of this Release. The Company agrees to promptly reimburse Employee for all expenses incurred in connection with compliance with his obligations under this paragraph.

     13. The covenants, representations and acknowledgments made by Releasor in this Release and/or the Letter Agreement shall survive the execution of this Release and the Letter Agreement and the delivery of the Termination Consideration. The Company shall be excused and released from any obligation to make payment of the Termination Consideration, and Releasor shall be obligated to return to the Company any such Termination Consideration that has been paid, in the event that: (a) Releasor is found to have made a material misstatement in, or has committed or commits a material breach of any term, condition, covenant, representation or acknowledgment in this Release and/or the Letter Agreement; and/or (b) this Release and/or the Letter Agreement is determined to be invalid or unenforceable, or Releasor claims in any forum that this Release and/or the Letter Agreement is invalid or unenforceable.

     14. Except as contained in the Letter Agreement, this Release constitutes the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise. No term, condition, covenant, representation or acknowledgment contained in this Release and/or the Letter Agreement may be amended unless in a writing signed by both parties. If any section of this Release and/or the Letter Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Release and/or the Letter Agreement which shall remain in full force and effect. If any provision of this Release and the Letter Agreement are inconsistent or in conflict, the terms of this Release shall control.

     15. Any dispute, controversy or claim between Releasor and Releasee ("Claims", as further defined below) shall be submitted to and finally determined by binding arbitration to be held in New York, New York before one arbitrator according to the rules of the American Arbitration Association, with the party not prevailing in such proceeding to be responsible for prompt reimbursement to the prevailing party of the reasonable attorneys' fees and costs incurred in prosecuting and/or defending such arbitration. Claims subject to this arbitration provision are and shall be: (a) those claims which arise out of or relate to the Letter

Agreement and/or this Release, including the enforceability and/or violation of any term or provision of the Letter Agreement and/or this Release; and/or (b) in the event that paragraph 3 of this Release is determined or deemed to be void or unenforceable, in whole or in part, those claims which arise out of or relate to any rights or claims, or constituting any claims, that are described in and/or are referred to, and were intended to be waived and released, in paragraph 3 of this Release. This Release and the Letter Agreement, and any arbitration hereunder or thereunder, shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with, the laws of the State of New York, without regard to and excluding New York choice of law rules and except that the interpretation and enforceability of this arbitration clause shall be governed by the Federal Arbitration Act.

     16. Employee agrees and acknowledges that: (a) he has had an adequate opportunity to review this Release and the Letter Agreement and all of their respective terms; (b) he understands all of the terms of this Release and the Letter Agreement, and such terms are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) he has agreed to and entered into this Release and the Letter Agreement and all of the terms hereof and thereof, knowingly, freely and voluntarily.



                                                 -------------------------------
                                                 JEFFREY KILLEEN


STATE OF NEW YORK )
                 :  ss.:
COUNTY OF NEW YORK)


     On the 10th day of March, 1999, personally came Jeffrey Killeen and being duly sworn, acknowledged that he is the person described in and who executed the foregoing Release and acknowledged that he executed same.




                                                 -------------------------------
                                                 Notary Public

                                    EXHIBIT A


                                 March 18, 1999



BY HAND

Mr. Jonathan Bulkeley
barnesandnonble.com llc
76 Ninth Avenue
New York, New York  10011

Dear Mr. Bulkeley:

     I acknowledge that pursuant to the General Release and Waiver ("Release") executed by me on March 10, 1999, I had the right to revoke the Release within seven (7) days after the execution of the Release (the "Revocation Period"). I hereby confirm that the Revocation Period has expired and I have not revoked the Release.

                                                 Very truly yours,



                                                 Jeffrey Killeen


STATE OF NEW YORK )
                 : ss.:
COUNTY OF NEW YORK)


     On the 18th day of March, 1999, personally came Jeffrey Killeen and being duly sworn, acknowledged that he is the person described in and who executed the foregoing Release and acknowledged that he executed same.



                                                 -------------------------------
                                                 Notary Public